Exhibit 10.58

AMENDMENT NO. 7 TO LEASE

THIS AMENDMENT NO. 7 TO LEASE (this "Amendment") is made and entered into as of October 10, 2012, by and between 1125-1137 NORTH MCDOWELL, LLC, a Delaware limited liability company ("Landlord"), and OCULUS INNOVATIVE SCIENCES, INC., a Delaware corporation ("Tenant").

RECITALS

A.	Landlord (as successor in interest to RNM Lakeville, L.P., a California limited partnership) and Tenant (formerly known as MicroMed Laboratories, Inc., a California corporation) are parties to that certain Lease dated October 26, 1999 (the "Original Lease"), which Original Lease has been previously amended by that certain Amendment No. 1 to Lease dated as of September 15, 2000, that certain Amendment No. 2 to Lease dated as of July 29, 2005, that certain Amendment No. 3 to Lease dated as of August 23, 2006, that certain Amendment No. 4 to Lease dated as of September 13, 2007, that certain Amendment No. 5 to Lease dated as of May 18, 2009, and that certain Amendment No. 6 to Lease dated as of April 26, 2011 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,840 rentable square feet (the "Premises") described as 1129 North McDowell Boulevard, Petaluma, California 94954 of the building located at 1125-1137 North McDowell Boulevard, Petaluma, California 94954 (the "Building").

B.	The Lease by its terms shall expire on September 30, 2014 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of thirty-six (36) months and shall expire on September 30, 2017 ("Sixth Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Sixth Extension Date") and ending on the Sixth Extended Termination Date shall be referred to herein as the "Sixth Extended Term". Tenant shall have no further renewal option under the Lease.

2.	Base Rent. For the period commencing as of the Sixth Extension Date and continuing until the Sixth Extended Termination Date, Tenant shall pay Base Rent in an amount equal to $11,072.00 per month with respect to the Premises. All such Base Rent shall be payable by Tenant in accordance with the terms ofthe Lease, as amended hereby.

3.	Additional Rent. For the period commencing on the Sixth Extension Date and ending on the Sixth Extended Termination Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant's Share of Operating Expenses and Real Property Taxes, in accordance with the terms of the Lease, as amended hereby.

4.	Securitv Deposit. No additional Security Deposit shall be required in connection with this Amendment. Tenant hereby waives any and all rights under and benefits of 1950.7 of the California Civil Code, or any similar or successor law now or hereinafter in effect

5.	Improvements to Premises.

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5.1	Condition of Premises. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2	Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with the Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Landlord's Address. Landlord's Address set forth in the Original Lease is hereby deleted in its entirety and replaced by the following:

1125-1137 North McDowell, LLC

c/o Investcorp International, Inc.

280 Park Avenue, 36th Floor

New York, New York 10017

Attention: Michael O'Brien and Juliana Priest

With a copy to:

Investcorp International, Inc.

c/o Veritas Property Management

1600 Corporate Circle

Petaluma, California 94954

Attention: Property Manager

6.2	Remedies. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT'S BREACH.

6.4	Tenant Entity Name Correction. References to Tenant in the Lease as "Oculus Innovative Sciences, Inc., a California corporation" are in error and the parties hereto acknowledge and agree that the definition of Tenant is as is stated in this Amendment. Oculus Innovative Sciences, Inc., a Delaware corporation hereby ratifies the Lease and agrees that it is bound by all terms and conditions of the Lease as of the original lease execution date, in the same manner and to the same extent as though the correct tenant name had been reflected therein.

6.5	Deletion. Paragraph 27 (Right of First Refusal) of the Addendum to the Original Lease is hereby deleted in its entirety and of no further force and effect.

7.           Miscellaneous.

7.1	This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

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7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

7.5	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term (as extended), an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.6	The obligations of Landlord under the Lease, as amended hereby, are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

1125-1137 NORTH MCDOWELL, LLC, a Delaware limited liability company	OCULUS INNOVATIVE SCIENCES, INC., a Delaware corporation

By: /s/ F. Jonathan Dracos	By: /s/ Robert E. Miller
Name: F. Jonathan Dracos	Name: Robert E. Miller
Title: President	Title: CFO

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EXHIBIT A- TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of October 10, 2012, between 1125-1137 NORTH MCDOWELL, LLC, a Delaware limited liability company, as Landlord and

OCULUS INNOVATIVE SCIENCES, INC., a Delaware corporation, as Tenant

1. Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached, shall have the right upgrade the heating, ventilation and air conditioning (HVAC) system serving the Premises (the "Tenant Alterations"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Paragraph 10.2 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Alterations and the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant's performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements arising outside of the Premises). Landlord's approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld. The parties agree that Landlord's approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not provide current financial statements reasonably acceptable to Landlord, or (d) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Notwithstanding anything to the contrary contained in the Lease, Landlord shall not require the general contractor to provide Landlord a payment and performance bond for the estimated cost of the Tenant Alterations.

2. Provided Tenant is not in default under the Lease, as amended, Landlord agrees to contribute the sum of $75,000.00 (the "Allowance") toward the cost of performing the Tenant Alterations. The Allowance may be used for the cost of preparing design and construction documents, permit fees, and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations. The Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Tenant Alterations, within thirty (30) days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (b) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) if applicable due to the nature of the Tenant Alterations, as-built plans of the Tenant Alterations; and (e) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

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3. In no event shall the Allowance be used for the purchase of equipment (other than the HVAC system), furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit A by June 30, 2013, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance. Notwithstanding anything to the contrary contained in the Lease, Landlord shall not charge a construction management fee for Landlord's oversight of the Tenant Alterations.

4. Tenant agrees to accept the Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5. This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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